Room 4561




      January 10, 2006



Mr. Charles R. Mollo
President and Chief Executive Officer
Mobility Electronics, Inc.
17800 N. Perimeter Drive
Suite 200
Scottsdale, AZ  85255

Re:	Mobility Electronics, Inc.
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 11, 2005
	File No. 000-30907

Dear Mr. Mollo:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,



							Kathleen Collins
							Accounting Branch Chief
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Mr. Charles R. Mollo
Mobility Electronics, Inc.
October 19, 2005
Page 1